Consent of Independent Auditors

We consent to the reference to our firm under the caption "Independent Auditors" in the Statement of Additional Information and to the use of our report dated January 28, 2002 with respect to the financial statements of American Partners Life Insurance Company and to the use of our report dated March 22, 2002 with respect to the financial statements of APL Variable Annuity Account 1 - Privileged Assets(R) Select Annuity (comprised of subaccounts CSI, CCR, CMS, CIE, CMG, CAG, CGR, CVL, CVC, CII, CSG and CWG), included in Post-Effective Amendment No. 8 to the Registration Statement (Form N-4, No. 33-57731) and related Prospectus for the registration of the Privileged Assets(R) Select Annuity Contracts to be offered by American Partners Life Insurance Company.



/s/ Ernst & Young LLP
    Minneapolis, Minnesota
    April 29, 2002